Exhibit 10.1
G-III APPAREL GROUP, LTD.
2005 STOCK INCENTIVE PLAN
DEFERRED STOCK AWARD AGREEMENT
     AGREEMENT, made as of the 15th day of April, 2009, between G-III APPAREL GROUP, LTD. (the “Company”) and                                          (the “Executive”), pursuant to the G-III Apparel Group, Ltd. 2005 Stock Incentive Plan (the “Plan”).
     1. Deferred Stock Award. The Company hereby grants to the Executive a deferred stock award under the Plan, consisting of the right to receive                      shares of the Company’s common stock (“Shares”) upon the terms and conditions set forth in this Agreement.
     2. Vesting Conditions. Except as otherwise provided by this Agreement and the Plan, the Executive’s right to receive the Shares shall become vested in four equal annual increments beginning on the first anniversary of the date hereof, subject to the Executive’s continuous employment or other service with the Company through the applicable vesting date; provided, however, the Executive shall have no right to receive any Shares unless, during any period of twenty consecutive trading days beginning subsequent to the date hereof and ending on April 14, 2013, the average closing price per share of Company common stock on the national exchange on which such stock is traded is at least $6.93. For the avoidance of doubt, the time-based vesting percentages will be cumulative prior to the attainment of the performance condition, such that, if the performance condition is attained and the Executive is then still in the continuous employ or service of the Company, then, upon the attainment of the performance condition, the Executive’s vested percentage in the Shares covered by the award will be equal to the product of 25% and the number of time-based vesting dates that occurred prior to the attainment of the performance condition.
     3. Capital Changes. In the event of a stock dividend, stock split, spin off or other recapitalization with respect to the outstanding shares of the Company’s common stock, the

Company will make such adjustments to the number of Shares covered by this Agreement and the targeted stock price as it deems equitable under the circumstances.
     4. Termination of Employment or Service. Upon the termination of the Executive’s employment or other service with the Company, the Executive’s right to receive Shares covered by this Agreement, to the extent not previously vested, will thereupon terminate and be canceled.
     5. Issuance of Shares; Rights as a Shareholder.
     (a) General. If and as soon as practicable after the Executive’s right to receive any Shares becomes vested in accordance with the provisions hereof, the Company will cause such Shares to be issued and delivered in certificated or electronic form to the Executive, subject to the satisfaction of applicable tax withholding requirements.
     (b) Tax Withholding. The Company shall require as a condition of the issuance of vested Shares under this Agreement that the Executive remit to the Company an amount sufficient in the opinion of the Company to satisfy any federal, state and other governmental tax withholding requirements attributable to the vesting or issuance and delivery of the Shares. In addition, or in the alternative, the Company may satisfy such tax withholding obligation (to the minimum required extent) in whole or in part by withholding Shares that would otherwise be delivered to the Executive based upon the fair market value of the Shares on the applicable date.
     (c) Rights as a Shareholder. The Executive shall have no voting or other rights of a shareholder with respect to the Shares unless and until such Shares are issued to the Executive in accordance with the provisions hereof.
     6. Restrictions on Transfer. The Executive’s right to receive Shares under this Agreement may not be sold, assigned, transferred, pledged or otherwise alienated or disposed of (except by will or the laws of descent and distribution), and may not become subject to attachment, garnishment, execution or other legal or equitable process, and any attempt to do so shall be null and void.
     7. No Other Rights Conferred. Nothing contained herein shall be deemed to give the Executive a right to be retained in the employ of the Company or any affiliate or affect the right of the Company and its affiliates to terminate or amend the terms and conditions of the Executive’s employment.
     8. Provisions of the Plan Control. The provisions of the Plan, the terms of which are incorporated in this Agreement, shall govern if and to the extent that there are inconsistencies between those provisions and the provisions hereof.
     9. Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and may not be modified except by written instrument executed by the parties.
     10. Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without regard to its principles of conflict of laws.
     11. Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement.

G-III APPAREL GROUP, LTD.

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